Transaction No.:   22
                                                       Builder:   Monterey Homes
                                                     Locations:   Phoenix, AZ
                                                                  Tucson, AZ









                    REVOLVING MODEL HOME LEASE BACK AGREEMENT










         This Revolving Model Home Lease Back Agreement is made and entered into by and between AMHM-1, L.P., a California limited partnership ("AMH"), and MONTEREY HOMES ARIZONA II, INC., an Arizona corporation, ("Builder").
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                                TABLE OF CONTENTS
                                -----------------

                                                                       Page
                                                                       ----

1.       Recitals Incorporated by Reference .        .        .         2

2.       Multiple Models in Multiple Projects        .        .         2

3.       Models   .        .        .       .        .        .         2
         3.1      Security Deposit. .       .        .        .         2

4.       Lease Rate        .        .       .        .        .         3
         4.1      Variable Lease Rate       .        .        .         3
         4.2      Generally         .       .        .        .         3

5.       Lease Term        .        .       .        .        .         3
         5.1      Length of Lease   .       .        .        .         3
         5.2      Early Termination by Builder During Lease Term        4
         5.3      Rent     .        .       .        .        .         5
         5.4      Payment Agent.    .       .        .        .         5

6.       Conversion of Model        .       .        .        .         6
         6.1      Conversion Prior to Expiration Date.        .         6
         6.2      Definition of Conversion  .        .        .         6
         6.3      Acceptable Condition      .        .        .         6

7.       Additional Options         .       .        .        .         7

8.       Sales of Models   .        .       .        .        .         7
         8.1      Marketing Efforts .       .        .        .         7
         8.2      Request by AMH for Builder's Assistance     .         7
         8.3      Early Sales       .       .        .        .         8
         8.4      Unrestricted Sales        .        .        .         8

9.       Offset Rights     .        .       .        .        .         8

10.      Customer Service and Warranty by Builder Following Sales       8

11.      Absolute Obligation to Pay Rent    .        .        .         9

12.      AMH's Voluntary Expenses   .       .        .        .         9
                                       (i)
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13.      Taxation .        .        .       .        .        .        10
         13.1     Payment of Real Property Taxes     .        .        10
         13.2     Joint Assessment  .       .        .        .        10
         13.3     Definition of Taxes       .        .        .        10

14.      Use      .        .        .       .        .        .        11

15.      Utilities         .        .       .        .        .        11

16.      Maintenance and Repairs    .       .        .        .        11

17.      AMH's Right to Maintain    .       .        .        .        11

18.      Entry for Inspection       .       .        .        .        12

19.      Sales Reports     .        .       .        .        .        12
         19.1     Frequency         .       .        .        .        12
         19.2     Confidentiality   .       .        .        .        12
         19.3     Supplemental Reports               .        .        12

20.      Liens    .        .        .       .        .        .        12
         20.1     Generally         .       .        .        .        12
         20.2     Builder's Right to Challenge       .        .        13
         20.3     Notices of Non-Responsibility      .        .        13

21.      Indemnity of AMH and Property by Builder    .        .        13

22.      Insurance         .        .       .        .        .        14
         22.1     Liability Insurance       .        .        .        14
         22.2     Property Insurance        .        .        .        15
         22.3     Waiver of Subrogation     .        .        .        15

23.      Damage or Destruction      .       .        .        .        15

24.      Assignment & Subletting    .       .        .        .        15
         24.1     AMH's Consent Required    .        .        .        15
         24.2     No Release of Builder     .        .        .        16
         24.3     Collateral Assignment by AMH       .        .        16

25.      Subordination              .       .        .        .        16
         25.1     Generally         .       .        .        .        16
         25.2     Subordination Agreements/Non-Disturbance             17
         25.3     Quiet Enjoyment   .       .        .        .        17
         25.4     Covenant to Pay   .       .        .        .        17
                                      (ii)
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26.      Default; Remedies .        .       .        .        .        17
         26.1     Default  .        .       .        .        .        17
         26.2     Remedies .        .       .        .        .        18
         26.3     Late Charges      .       .        .        .        19
         26.4     Default by AMH    .       .        .        .        19
         26.5     No Waiver of Remedies     .        .        .        20

27.      Guaranty .        .        .       .        .        .        20

28.      Miscellaneous              .       .        .        .        20
         28.1     Estoppel Certificate      .        .        .        20
         28.2     Entire Agreement  .       .        .        .        21
         28.3     Severability      .       .        .        .        21
         28.4     Costs of Suit     .       .        .        .        21
         28.5     Binding Effect; Choice of Law      .        .        21
         28.6     Surrender of Models       .        .        .        21
         28.7     Holding Over      .       .        .        .        21
         28.8     Recording         .       .        .        .        22
         28.9     Notices  .        .       .        .        .        22
         28.10    Time     .        .       .        .        .        23
         28.11    Reasonableness    .       .        .        .        23

                                List of Exhibits
                                ----------------

Exhibit "A"       Model Chart and Purchase Price Schedule

Exhibit "B"       Early Termination Release Prices

Exhibit "C"       Form of Sales Report

Exhibit "D"       Form of Acknowledgment of Lease Term Expiration

Exhibit "E"       Buyer's Addendum #1 to Real Estate Purchase Contract

Exhibit "F"       Guarantee

Exhibit "G"       Minimum Lease Term and Termination Schedule

Exhibit "H"       Hazardous Materials Laws and Hazardous Materials Definition
                                      (iii)

                    REVOLVING MODEL HOME LEASE BACK AGREEMENT

         This Revolving Model Home Lease Back Agreement (the "Lease") is dated for reference purposes only as of the 18th day of December, 1996 and is entered into by and between AMHM-1, L.P., a California limited partnership ("AMH") and MONTEREY HOMES ARIZONA II, INC., an Arizona corporation ("Builder").

                                    RECITALS
                                    --------

         A. Builder and AMH have previously entered into that Revolving Model Home Purchase Agreement (the "Purchase Agreement") whereby AMH has purchased certain model homes identified on the "Model Chart" attached hereto as Exhibit "A", as the same may be revised from time to time, (the "Models") located in one or more housing projects (the "Projects"). The related Purchase Agreement and this Lease have the same "Transaction Number" as assigned by AMH, for accounting purposes, and shown on the cover of both the Purchase and Lease Agreements. All initial-capitalized terms not otherwise defined herein shall have the same meaning ascribed to them in the Purchase Agreement. The terms of the Purchase Agreement are incorporated herein by this reference.

         B. AMH has purchased the Models and AMH now desires to lease back the Models to Builder. Under the Purchase Agreement, additional Models not shown on the Model Chart may yet become subject to the Purchase Agreement and may yet be purchased by AMH after the conduct of AMH's Feasibility Review (as defined below) for such additional Models. Upon the Settlement of any such additional Model, such Model shall become subject to this Lease by a modification of the Model Chart by the parties. This Lease shall become effective for each respective Model as of the Settlement Date for such Model, which is also the "Lease Commencement Date" for such Model.

         C. The Lease Term (as hereinafter defined) may expire with respect to certain Models while remaining in effect for other Models until the date of expiration of the Lease Term (the "Lease Expiration Date") for such other Models. The terms of this Lease may vary with respect to different Models as further described herein.

         D. This Lease governs and affects only those Models which are described on the Model Chart, as the same may be revised from time to time by the parties. A default under this Lease (taking into account all applicable grace and cure periods) with respect to any Model now or hereafter described on the Model Chart, constitutes a default with respect to all Models described on the Model Chart.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AMH hereby leases the Models to the Builder upon the following terms and conditions.
                                       1
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1.       Recitals Incorporated by Reference.
         -----------------------------------

         AMH and Builder acknowledge that the recitals are true and correct representations, warranties, covenants and agreements by and between the parties. Such recitals are incorporated herein by this reference.

2.       Multiple Models in Multiple Projects.
         -------------------------------------

         Certain terms of this Lease with respect to each Model are set forth in the Model Chart, as the same may be revised from time to time by mutual agreement. This Lease is applicable to each Model described on the Model Chart, as the same may be revised from time to time, the same as if each of the Models, respectively were the only property subject to this Lease. A Model may be "Converted" (as defined in Paragraph 6.2 below) and sold without affecting the validity and enforceability of this Lease with respect to remaining Models in other Projects.

3.       Models.
         -------

         The term "Models" includes (i) with respect to free-standing homes, the underlying realty and all the improvements located thereon, including without limitation, the landscaping, irrigation equipment, sidewalks, walls and the house, and (ii) with respect to condominiums, an undivided interest in the underlying realty and all common improvements located thereon, plus title to the subject individual dwelling unit as defined in the governing documents applicable thereto. Fixtures located within the house or condominium which cannot be removed without damage to the Models, the draperies and drapery hardware, built-in home entertainment systems excluding televisions, the built-in appliances located in the Models as of the Lease Commencement Date, pools and pool equipment and built-in or custom cabinetry or woodworking are deemed to be a part of the Models. The term "Models" does not include furniture (unless built-in), accessories such as vases, paintings, and other art and decorating objects; office furniture and equipment, or office fixtures located in the Models (unless otherwise specified on the Exhibit A Model Chart).

         3.1 Security Deposit: Builder shall deposit with AMH, cash or an acceptable Letter of Credit, in the amount of one month's rent, which shall be held as a security deposit by AMH until such time as the proposed merger between Builder and Homeplex is completed or prorated until all the units on the Model Chart have been resold by AMH and Builder pursuant to the Purchase and Lease Agreement. Failure by Builder to replace any Letter of Credit within 10 business days of the expiration of the Letter of Credit will constitute an Event of Default under this Lease Agreement.
                                       2
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4.       Lease Rate.
         -----------

         4.1 Variable Lease Rate. Builder shall pay to AMH as monthly installments of "Rent" under this Lease, for each of the Models subject hereto, variable amounts which are calculated by determining the "Lease Rate" for each month of the Lease Term. In this connection, the monthly Lease Rate for all Models subject to this Lease for each calendar month of the Lease Term shall be equal to the amount determined by the following calculation: one-twelfth of the product of (i) the 3-month LIBOR Rate as published by the Wall Street Journal on the first business day of the prior month, plus 650 basis points, multiplied by
(ii) the Purchase Price of all Models then covered by this Lease (as set forth in the Model Chart as same may be revised from time to time) on the date such Rent is due. With respect to any Model for which the Lease has terminated or expired on any day other than the first day of a calendar month, the installment of Rent which is due on the first day of the following calendar month shall be prorated to take into account such Lease termination or expiration.

         4.2 Generally. Builder shall pay to AMH, as Rent for the Models, IN ADVANCE ON THE FIRST DAY OF EACH CALENDAR MONTH OF THE LEASE TERM without deduction, offset, prior notice or demand, in lawful money of the United States, the amount of monthly Rent calculated pursuant to the formula set forth in Paragraph 4.1 above. Rent shall be paid commencing on the Lease Commencement Date and until the Lease Expiration Date for the respective Models. If the Lease Commencement Date for the Models in a Project is not the first day of a month, Builder shall pay a prorated portion of the Rent for that month. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THERE IS NO GRACE PERIOD FOR THE PAYMENT OF RENT. The first full monthly installment of Rent payable by Builder pursuant to this Lease shall be paid to AMH on January 1, 1997.

5.       Lease Term.
         -----------

         5.1 Length of Lease. The term of this Lease (the "Lease Term") for each of the Models covered respectively by this Lease (including Models subsequently added to the Model Chart by addendum as Additional Model(s)) shall commence on the Settlement Date (as defined in the Purchase Agreement) for such Model, and shall expire, subject to the provisions of Paragraph 6 below, on the six (6) month or first (1st) anniversary thereof pursuant to the scheduled maximum mandatory lease term date on Exhibit "G", unless sooner terminated pursuant to the provisions hereof. Notwithstanding the foregoing, Builder shall have the right to cause early termination of the Lease Term for individual Models covered by the Lease pursuant to the terms of Paragraphs 5.2.1, 5.2.2 and 5.2.3 below. In its exercise of any such early termination rights, however, Builder may not terminate the Lease if, as a result of such proposed termination and taking into account any previous instances where Builder may have exercised any of its early termination rights, more than four (4) Models may remain unsold within a given Development (the "Inventory Restriction"). As to Additional Models, in its exercise of any such early termination rights, Builder may not terminate the Lease for a particular Model or group of Models within a specific master planned community or subdivision ("Development") under any circumstance, if, as a result of such proposed termination and taking into account any previous instances where Builder may have exercised any of its early termination rights, more than four (4) Models may remain unsold within a three (3) mile radius of a given Development (the "Inventory Restriction"), unless mutually modified by both parties. Builder shall have the right to extend the term of this Lease for each model, prior to the initial lease term expiration date, on a month to month basis or, if builder, at builder's option, elects to extend the lease for a minimum of six (6) months, for a maximum of two (2) six (6) month extensions. The builder shall have the option to extend the lease on each unit on a month to month basis, after either the expiration of the lease term or expiration of any six (6) month options previously exercised.

         5.2 Early Termination by Builder During Lease Term. Builder is hereby provided three separate methods (set forth, respectively, in Sections 5.2.1, 5.2.2 and 5.2.3) by which Builder may cause early termination of the Lease Term for a particular Model. Each method of termination is independent of the others but may be exercised in conjunction with other termination methods so long as there is no violation of the Inventory Restriction. Furthermore, the exercise of any termination right described herein requires at least ninety (90) days prior notice from Builder to AMH of Builder's intent to exercise such early termination right (the "Termination Notice"), and no Lease for a particular Model shall be deemed to have terminated unless such Model has been "Converted" as provided in Paragraph 6 below. However, notwithstanding that the Builder has given such Termination Notice, the Expiration Date of the Lease Term shall be the later to occur of (a) 90 days following receipt of such written notice from Builder, or 30 days from the completion of Conversion of the Models.

                  5.2.1 Lease Termination: At Builder's option, Builder may elect to terminate the Lease with respect to a Model described in the Model Chart pursuant to the schedule shown on Exhibit "G" which allows for the termination of those Models on the date(s) prescribed per the notice described in Section 5.2 above. Should Builder elect not to cancel a lease with respect to a particular unit per Schedule "G" or, if Builder cancels or rescinds a Termination Notice previously given to AMH, Builder may elect to extend the lease for that unit on a month to month basis, provided however that Builder repeats to the 90 day notice provision described in Section 5.2 above. If Additional Model(s) are added to the Model Chart by addendum, Builder may release said Additional Models at any time beginning at one (1) year after the Lease Commencement Date for that Additional Model(s) so long as the aggregate releases for all Additional Model(s) in any one month complies with the inventory restriction as defined in Paragraph 5.1.

                  5.2.2 Early Termination. Notwithstanding Section 5.2.1, with respect to each Model or Additional Models leased hereunder, at any time beginning before the date which is six (6) months or one (1) year after the Lease Commencement Date for that Model Builder may elect to terminate the Lease prior to expiration of the Lease Term of that Model or Additional Models if circumstances change such that there is no longer any business purpose served by the continued use of such Model or Additional Models as a model home. Builder may discontinue such use upon providing the applicable Termination Notice to AMH specifying the change in circumstances. Irrespective of the number of models released under 5.2.1 above, Builder agrees to give AMH such Early Termination Notice immediately upon Builder's determination that it no longer intends to use the Model as a model home with a date that the use as a Model shall be discontinued. The purpose of the Early Termination Notice shall be to give AMH and Builder an opportunity to sell the Model while marketing traffic is still visiting the Model. For that reason, Builder shall give such Early Termination Notice as soon as possible, and maintain current marketing efforts, including using furnished and decorated models, similar sales hours and advertising. Within sixty (60) days of sending such Early Termination Notice, Builder shall begin to Convert the Model. On behalf of AMH, Builder shall attempt to obtain an agreement to sell such Model at a price equal to or greater than the price established solely by AMH within ten (10) days after its receipt of the Early Termination Notice(s), at which price Builder shall offer the said Model for sale (the "Early Termination Price") substantially as scheduled on Exhibit "B", and Builder shall continuously thereafter offer the Model for sale to the buying public at such price for a period of sixty (60) days or less, as determined by AMH. Builder's right to terminate the Lease pursuant to the foregoing is expressly conditioned upon Builder obtaining a purchase price which equals or exceeds the Early Termination Price.

                  5.2.3 Minimum Sale Price: Provided, however, that if such sixty (60) day period referenced in 5.2.2 above shall expire without Builder having sold the Model in question at a price equal to or greater than the Early Termination Price, Builder shall have a continuing right to elect to terminate the Lease as to such Model by (i) obtaining an agreement, previously approved by AMH, to sell such Model for a price which, equals or exceeds the price for such Model specified in Exhibit "B" attached hereto (such price is referred to herein as the "Minimum Sales Price") or (ii) obtains an agreement, previously approved by AMH, to sell such Model for a price less than the Minimum Sales Price, but pays into the sale escrow the difference between such sales price and the Minimum Sales Price prior to close of escrow for such sale, with such amount to be paid to AMH at close of escrow. Notwithstanding any other provision of this paragraph or Section 5.2.2, no Lease shall terminate under this paragraph or
Section 5.2.2 until the closing of the sale of that Model for a price equal to or greater than the Early Termination Price or, after the initial sixty (60) day sale period, during the subsequent sales period described in paragraph 5.23, for a price equal to or greater than the Minimum Sales Price. Until such termination of the Lease occurs, however, all the provisions of the Lease shall continue to be effective with respect to such Model, including all the maintenance requirements, payments of Rent and Conversion requirements set forth in the Lease.

         5.3 Rent. Each and every obligation of Builder to pay money to or for the benefit of AMH under this Lease is hereby deemed to be included within the term "Rent". Rent due for any partial month shall be based on a thirty (30) day month, regardless of the actual days in such month.

         5.4 Payment Agent. AMH may enter into an arrangement whereby Rent is paid by Builder to a payment agent (the "Custodial Account") for disbursement to secured parties, and then to AMH. AMH shall provide notice to Builder of the name, address and method by which Rent payments are to be sent to the Custodial Account. Builder shall have no liability for the acts or failures to act of the Custodial Account agent so long as Builder makes the payments directed by AMH as and when required.

6.       Conversion of Model.
         --------------------

         6.1 Conversion Prior to Expiration Date. Prior to the Lease Expiration Date for each Model, Builder shall "Convert" (as defined below) each Model to a single family residence ready for sale to the public and immediate occupancy. In no event shall the Lease Expiration Date for any Model occur prior to the Conversion of such Model.

         6.2 Definition of Conversion. As used herein, the term "Convert" (and its derivations) means (a) the obtaining by Builder of a certificate of occupancy (or its equivalent in the subject jurisdiction) for the Model, (b) restoring the Model to the "Acceptable Condition" (as defined below), (c) completing any other work required to remove special improvements installed for marketing purposes, and (d) generally transforming the Model and applicable portions of the model complex to an ordinary, habitable home. Without limiting the generality of the foregoing, Conversion includes removing and properly disposing of all asphalt from the applicable model lot used as a parking lot; transforming all garages used as offices into garages; and removing all railings, fencing, walls, sidewalks and other devices which were installed to direct sales traffic to said Model; removing all sales signs and other sales equipment and fixtures; removing all of Builder's property from the Model; repainting, cleaning, replacing or repairing, as appropriate, all damages caused by marketing traffic, Builder's activities or other conversion activities to bring the Model to the Acceptable Condition (as hereafter defined) and performing all repairs, retrofits and other work required to make the Model a fully functioning and occupiable home.

         6.3 Acceptable Condition.

                  6.3.1. Generally, the Acceptable Condition of all mechanical equipment, appliances and structural components shall be their clean, used, properly functioning condition with all repairs and maintenance performed to date and without obvious physical blemish or other signs of deferred maintenance or physical damage. Such items as fans, air conditioning units, toilets and plumbing fixtures, ranges, ovens, and lighting fixtures are subject to this standard.
                  6.3.2. The Acceptable Condition of all painted items, such as walls, where the paint is still intact and in good condition is thoroughly cleaned without visible smudges or other soiling; if there are any areas where the paint has been removed through abrasion or collision, such areas shall be repaired and painted with matching paint. The Acceptable Condition of wall papered surfaces is clean without any obvious physical damage or sagging; areas of physical damage or sagging shall be replaced with matching wallpaper. The Acceptable Condition of carpeting is thoroughly cleaned without physical damage or noticeably worn areas. The Acceptable Condition of all other flooring shall be thoroughly cleaned. The Acceptable Condition of all brick work and concrete work shall be clean and without visible physical damage; all physical damage shall be properly repaired. The Acceptable Condition of drapes, curtains, blinds, tinting and mirroring and other window coverings and treatments is thoroughly cleaned and in good mechanical condition. The Acceptable Condition of any option item or upgrades installed in the Models shall be the acceptable condition for similar features, appliances or surfaces, minimal wear and tear excepted. The buyers of each model home shall sign an Addendum to the Purchase Agreement (attached as Exhibit "E") relating to the model home condition.

7.       Additional Options.
         -------------------

         At the request of AMH, and upon reasonable notice, Builder shall install any of those options available, such as home theater equipment and non-built-in appliances, for a similar production unit which are offered to the public. AMH shall pay Builder's cost for such options

8.       Sales of Models.
         ----------------

         8.1 Marketing Efforts. Subject to Paragraph 5.2 above, Builder shall use its reasonable efforts to sell each Model on behalf of AMH beginning ninety
(90) days prior to expiration or early termination of the Lease Term. However, if Builder is unable to sell the Model within sixty (60) days after it commences its marketing efforts, AMH shall have the right to market the Model at any time after expiration of such sixty (60) day period upon notice to Builder, and the right to utilize any marketing methods and techniques commonly utilized in the same general area and Builder shall discontinue its marketing efforts. This includes, but is not limited to, (a) listing the Model with a multiple listing service, (b) listing the Model with a local realtor, (c) placing advertisements in local media, which advertising is allowed to use the Builder's name, with Builder's prior written approval, not to be unreasonably withheld and the name of the Project, and (d) engaging other brokers or sales persons to market the Model. Notwithstanding the foregoing, in the event Builder elects to exercise any of its termination rights under Section 5.2 above, any time after five (5) days after Builder has delivered the applicable Termination Notice to AMH, and not until, AMH may also place a "For Sale" sign on the front yard of the Model's lot, and conduct open houses in the Model. Until five (5) days after receipt of the Termination Notice, AMH shall not place signs on any part of the Model lots or within the Models. Each party shall conduct its activities in a reasonable and courteous manner which avoids unnecessary interference with the activities of the other party. In no event shall the sales price of the units during the initial ninety (90) day marketing period described above, be less than AMH's purchase price of the units, as shown in Exhibit "A" plus sales closing costs not to exceed five (5%) percent.

         8.2 Request by AMH for Builder's Assistance. In connection with Builder's assistance to AMH in selling each Model as provided in Paragraph 8.1 above, Builder shall undertake to sell the Models at a sales price established by AMH in its sole and absolute discretion (the "Sales Price"). The parties acknowledge that Builder may have other production homes to market, the sale of which may directly compete with the sale of the Models. AMH acknowledges the existence of such conflict of interest and waives any right to object to Builder's efforts to market its production units at any price it elects. AMH shall pay Builder a broker's commission equal to three percent (3%) of the Sales Price as full compensation to Builder for its efforts in selling such Model, provided Builder sells each unit for the amounts equal to or greater than shown on Exhibit "B", however, if a cooperating broker is used and procures the buyer, Builder shall be entitled to one and one half percent (1.5%) of the Sales Price. AMH shall be responsible for the payment of a commission to any cooperating broker not affiliated with Builder.



         8.3 Early Sales. If AMH sells the Model(s) prior to the expiration of the Lease Term in accordance with Paragraph 8.1 above, any purchaser of the Model(s) shall take title thereto subject to the terms of the Lease. AMH shall notify Builder of any such sale and shall continue to manage the Lease, interface with Builder to the exclusion of such purchaser, and shall be liable for the performance of all obligations of the landlord thereunder notwithstanding the sale of the Model.

         8.4. Unrestricted Sales. Builder shall take all necessary actions to maintain all units subject to this agreement as fully entitled and title is transferable to a third party purchaser without any further legislative, administrative or judicial review or action.

9.       Offset Rights.
         --------------

         If Builder is in default of this Lease, taking into account all applicable grace and cure periods, AMH shall have the right, but not the obligation, to offset any amounts owed by AMH to Builder by the amount in default (or, if applicable, the reasonable amount to cure such default).

10.      Customer Service and Warranty by Builder Following Sales.
         ---------------------------------------------------------

         Subject to the terms of this paragraph, Builder shall provide customer service and warranty coverage for a one year period to each purchaser of a Model the same as if the Model were a production unit and the same as if Builder had always been the owner of the Model or a one year third party resale warranty. Without limiting the foregoing, the Builder shall provide the purchaser of a Model the same warranty as Builder provided to other purchasers in the same Project or a residential resale warranty paid for by Builder at settlement, which provides a similar level of coverage described in this paragraph. The customer service period and warranty coverage shall commence upon the sale of the Model to a consumer (the "Warranty Commencement Date"). On such date a warranty or warranties shall be issued to the purchaser/consumer for the Model. Notwithstanding that components (including but not limited to appliances, mechanical equipment options and upgrades) of the Model may be used as described above in this Lease, the Builder's warranty or warranties shall apply to such components for the longer of one year or the remaining portion of the manufacturer's original warranty.

11.      Absolute Obligation to Pay Rent.
         --------------------------------

         This Lease is an "Absolutely Net Lease" and Builder's liability and obligation to pay the Rent until the termination of the Lease Term of any Model(s) as prescribed within this Lease is a separate, absolute, unconditional and independent covenant to be performed notwithstanding any other conditions. The Builder shall have no right to terminate this Lease except as provided herein, or to be relieved of any obligation to pay the Rent for any reason whatsoever not expressly set forth herein, including without limitation, (a) any set off, counterclaim, defense or other right which the Builder may have against AMH, (b) any defect in the condition, design, operation or fitness for use of, or any damage or loss or destruction of the Models or any portion thereof (including any environmental condition or contamination even if the Builder is not responsible or liable under this Lease for such condition or contamination),
(c) any interruption or cessation in the use or possession of the Models by the Builder for any reason whatsoever, (d) the existence of any liens, charges, security interests or other encumbrances against the Models, (e) any insolvency, bankruptcy, reorganization or similar proceedings by or against AMH or Builder,
(f) any default by AMH under this Lease or under any instrument to which AMH may be a party, (g) any change in tax or other laws of the United States, or any state thereof, or any political subdivision of any of them, (h) any title defect or encumbrance or any eviction from the Models or any part thereof by title paramount or otherwise, (i) any change, waiver, extension, indulgence or failure to perform or comply with, or other action or omission in respect of, any obligation or liability of AMH contained in this Lease, or (j) any other event or circumstance whatsoever, whether or not similar or dissimilar to any of the foregoing and whether or not Builder shall have notice or knowledge of any of the foregoing. Builder hereby waives, to the extent permitted by applicable law, any and all rights which it may now have or which at any time hereafter may be conferred upon it, by statute or otherwise, to terminate, cancel, quit or surrender this Lease except in accordance with the express terms hereof. Except for any overpayments of Rent (which overpayments shall be credited against the next installment of Rent then becoming due), each payment of the Rent shall be final, and Builder shall have no right to seek to recover all or any part of such payment from AMH for any reason whatsoever, except for prorated rent which shall be credited to the following month's rent. It is the purpose and intent of the parties that the Rent paid shall be net to AMH and that all costs and expenses and charges related to the Models, except for debt service and general overhead of AMH, shall be paid by Builder.

12.      AMH's Voluntary Expenses.
         -------------------------

         Builder's obligation to pay those costs, expenses, and charges provided for in this Lease does not include the obligation to pay any cost, expense or charge voluntarily incurred by AMH. However, if AMH incurs any cost, expense or charge which is the obligation of Builder because Builder has failed to pay the same and has done so in order to protect its interest in the Model(s), upon fifteen (15) days written notice therefor to Builder, Builder shall be in default, after expiration of all applicable grace and cure periods, and shall reimburse AMH immediately upon Builder's receipt of an invoice from AMH therefor.

13.      Taxation.
         ---------

         13.1 Payment of Real Property Taxes. Builder shall pay prior to delinquency all "Real Property Taxes" (as defined below) and "Personal Property Taxes" (as defined below) levied against the Models and property contained therein during the term of this Lease and shall, upon request, provide AMH with evidence of payment satisfactory to AMH. If Builder fails to pay any such taxes, AMH shall have the right, but not the obligation, to pay the same after delivery to Builder within thirty (30) days notice, in which case Builder shall repay such amount to AMH with Builder's next Rent installment together with interest on such delinquent tax installment at the rate of eighteen percent (18%) per annum, (the "Interest Rate"). Real Property Taxes for any tax year during which the Lease Term expires or is terminated shall be prorated.

         13.2 Joint Assessment. In the event the Models are not separately assessed, Builder's liability shall be an equitable proportion of the real property taxes for all of the land and improvements included within the tax parcel assessed, such proportion to be determined by AMH from the respective valuations assigned in the Assessor's work sheets or such other information as may be reasonably available to AMH, with AMH's reasonable and good faith determination thereof being conclusive.

         13.3 Definition of Taxes. As used in this Lease, the term "Real Property Tax" shall include any form of assessment, levy, penalty or tax (other than inheritance, estate, net income or franchise taxes) imposed by any authority having the direct or indirect power to tax, including any city, county, state or federal government or any school, agricultural, lighting, drainage or other improvement district thereof, whether such tax is (a) upon, allocable to or measured by the area or value of the Model or the rental payable hereunder, including without limitation any gross income tax or excise tax levied by the state, city or federal government or any political subdivision thereof, being assessed with respect to the receipt of such rental; or (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Builder of the Model(s) or any portion thereof; or (c) upon or measured by the value of Builder's personal property, equipment or fixtures located in the Model(s); or (d) upon this transaction or any document to which Builder is a party creating or transferring an interest or an estate in the Models; and (e) whether or not any such tax is now customary or within the contemplation of the parties. As used herein, the term "Personal Property Tax" shall include all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Builder contained in the Models. When possible, Builder shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of AMH. Builder shall have no obligation to pay corporate or personal income taxes imposed on AMH or its officers, directors, employees or shareholders which may become a lien on the Model(s).

14.      Use.
         ----

         The Models shall be used and occupied by Builder only as model homes and/or as sales offices for the marketing of other homes in the respective Projects in compliance with applicable laws and ordinances and for no other purpose. Builder is the party which designed and constructed the Models and agrees that they are in every way suitable for the use which Builder intends to make of them.

15.      Utilities.
         ----------

         Builder shall pay, prior to delinquency, bills for all water, gas, heat, light, power, telephone, sewage, air conditioning and ventilating, scavenger, janitorial, landscaping and all other materials, services and all other utilities of every kind and nature supplied to the Models.

16.      Maintenance and Repairs.
         ------------------------

         During the Lease Term, the Models shall be kept in good condition with no deferred maintenance on landscaping, equipment or fixtures. Builder, at Builder's expense, shall keep in good order, condition and repair the foundations, exterior walls and the exterior roof of the Models. The Builder shall also maintain the exterior and the interior surfaces of the Models and maintain all walls, floors, windows, doors and plate glass, and maintain all plumbing, heating, air conditioning, ventilating, electrical and lighting facilities and equipment within the Models and all sidewalks, driveways, parking lots, fences and signs located in the areas which are adjacent to and included with the Models. Builder, at its sole cost and expense, agrees to repair any damage to the Models caused by or in connection with the removal of any articles of personal property, business or trade fixtures, machinery, equipment, or furniture.

17.      AMH's Right to Maintain.
         ------------------------

         If Builder fails to perform Builder's maintenance obligations as set forth in Paragraph 16 above, AMH may give Builder written notice to do such acts as are reasonably required to properly maintain the Models. If Builder fails to do the work and diligently prosecute it to completion, then AMH shall have the right (but not the obligation) to do such acts and expend such funds as are reasonably required to perform such work at the expense of Builder. Any amount so expended by AMH shall be paid by Builder within five (5) business days after written demand with interest at the Interest Rate of 3-month LIBOR Rate as published by the Wall Street Journal on the first business day of the prior month, plus 650 basis points from the date of such work. AMH shall have no liability to Builder for any inconvenience or interference with the use of the Models by Builder as a result of performing any such work.

18.      Entry for Inspection.
         ---------------------

         AMH and AMH's agents shall have the right during regular business hours to enter the Models to inspect the same or to maintain or repair the Models or to show the Models to prospective purchasers or lenders in accordance with the terms of this Lease. If Builder is in breach of its repair and maintenance obligations and AMH elects to perform the same, Builder hereby waives any claim for abatement of Rent or for damages for any injury or inconvenience to or interference with Builder's business, any loss of occupancy or quiet enjoyment of the Models, and any other loss occasioned thereby.

19.      Sales Reports.
         --------------

         19.1 Frequency. Builder shall deliver the "Sales Reports" (as defined in the Purchase Agreement) to AMH once a month. The Sales Report shall be faxed and then mailed to AMH promptly following its tabulation. However, at any time demanded in writing and in good faith by AMH, Builder shall provide AMH with additional sales reports, if required by AMH. Such additional sales reports are required to disclose only the same type of information as is found in, repeated in, or summarized in the Sales Reports.

         19.2 Confidentiality. AMH shall keep confidential all sales information and Sales Reports obtained from Builder and shall disclose it only to those who
(a) legitimately and for a valid purpose require such information from AMH as a condition to doing business with AMH, and (b) who likewise enter into written agreements covenanting to keep such information confidential unless the prior written consent of Builder to disclose same is first obtained. Under no circumstances shall AMH disclose sales information to any home builder or developer.

         19.3 Supplemental Reports. Promptly upon request, Builder shall deliver to AMH copies of all escrow closing statements and marketing reports (including without limitation pricing studies) which relate to the Models, which are prepared in the ordinary course of Builder's business and which relate to the sales and marketing of homes or condominiums within a given subdivision designated in the Model Chart, as revised from time to time, in which there is then one or more Models then covered hereunder.

20.      Liens.
         ------

         20.1 Generally. Builder shall keep each Model free from any liens arising out of work performed, materials furnished or obligations incurred by or on behalf of Builder. Builder shall indemnify, defend and hold AMH and each Model harmless from any liens and encumbrances arising out of any work performed or materials furnished by or at the direction of Builder. If Builder fails to obtain the release of any lien within twenty (20) days of its imposition AMH may require Builder to post a bond equal to the greater of (a) one hundred twenty percent (120%) of the amount of the lien or encumbrance or (b) such security as may be required by local law in order to dispute the imposition of the lien, and AMH shall have the right (if Builder fails to post the bond), but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien notwithstanding the fault or relative fault of the parties. All such sums paid by AMH and all expenses incurred by it in connection therewith including attorney's fees and costs shall be payable to AMH by Builder on demand with interest at the Interest Rate.

         20.2 Builder's Right to Challenge. Notwithstanding the provisions of Paragraph 20.1 above, so long as Builder has posted security as is required by local law to challenge the imposition of a lien of the type described in Paragraph 20.1 above and so long as Builder is processing its challenge in a diligent manner which does not create a risk that the lien shall be foreclosed or which prevents AMH from selling the Model(s) in question, AMH shall allow Builder to prosecute such challenge. However, AMH's cooperation with Builder's challenge shall not constitute a waiver or release of any right of AMH against Builder. Builder shall be responsible in all respects for any and all damages suffered by AMH as a result of Builder's challenge. AMH shall be entitled to proceed directly against Builder to recover such damages; AMH is not required to rely upon the posted security to make it whole in such matter.

         20.3 Notices of Non-Responsibility. AMH shall have the right at all times to post and keep posted on the Models any notices of non-responsibility or other notices permitted or required by law for the protection of AMH, the Models and other parties having an interest therein, from liability for mechanics' and materialmen's liens.

21.      Indemnity of AMH and Property by Builder.
         -----------------------------------------

         Builder  shall  indemnify  and hold AMH,  its  shareholders,  officers, directors, employees, financial partners, and lenders ("AMH and Related Persons") and the Models harmless from and against any and all claims of liability for any injury or damage to any person or property arising from Builder's prior ownership and/or use of the Models, or from the conduct of Builder's business, or from any activity, work or thing done, permitted or suffered by Builder in or about the Models, the Project or elsewhere. Builder shall further indemnify and hold AMH and Related Persons and the Models harmless from and against any and all claims arising from any breach or default in the performance of any obligation of Builder to be performed under this Lease, or arising from any negligence of Builder or Builder's agents, contractors or employees, and from and against all costs, attorney's fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon. In the event any action or proceeding is brought against AMH or Related Persons by reason of any such claim, Builder, upon notice from AMH or Related Persons, shall defend same at Builder's expense by counsel reasonably satisfactory to AMH or Related Persons. Builder, as a material part of the consideration to AMH and Related Persons, hereby assumes all risk of damage to property or injury to persons, in, upon or about the Models arising from any cause. Except for the negligence or intentional misconduct of AMH and Related Persons or its contractors or employees, Builder hereby waives all claims in respect thereof against AMH and Related Persons. Other than as set forth above, Builder hereby indemnifies, defends and agrees to hold AMH and Related Persons harmless from any and all liability arising out of the ownership of the Models during the Lease Term. In addition to the foregoing, Builder shall indemnify and hold

AMH and Related persons and their successors and assigns harmless from and against any and all claims, demands, causes of action, damages, costs, expenses, lawsuits and liabilities, at law or in equity, of every kind or nature whatsoever, directly or indirectly arising out of or attributable to Hazardous Materials (as defined on Exhibit "H"), affecting the Model(s) or the Project including the use, generation, storage, release, threatened release, discharge, disposal or presence of Hazardous Materials on, under or about the Models (whether occurring prior to or during the term of the ownership of the Models by AMH or otherwise and regardless of by whom caused, whether by Builder or any predecessor in title or any owner of land adjacent to the Models or any other third party, or any employee, agent, tenant of any other third party, or any employee, agent, tenant, contractor or subcontractor of Builder, or any predecessor in title or any such adjacent land owner) including, without limitation; the following as they relate to the Model(s) or the Project(s):

                  1) Claims of third parties (including governmental agencies) for injury to or death of any person or for damage to or destruction of any property;

                  2) Claims for response costs, clean-up costs, costs and expenses of removal and restoration, including fees of attorneys and experts, and costs of determining the existence of Hazardous Materials and reporting same to any governmental agency;

                  3) Any and all other claims for expenses or obligations, including attorneys' fees, costs, and other expenses related to Hazardous Materials and the Models;

                  4) Any and all penalties threatened, sought or imposed on account of a violation of any Hazardous Materials Laws;

                  5) Any loss occasioned by diminution in the value of the Models which may result from any of the foregoing, and (b) soils settlement, soils subsidence, and other soils problems and defects. Notwithstanding the foregoing, Builder's indemnification and defense obligations to AMH and Related Persons as set forth in this Paragraph 21 shall not apply to any claim, liability, loss or expense arising out of the acts, including negligent or intentional wrongful acts, or failures to act by AMH and/or Related Persons, or AMH's contractors or employees.

22.      Insurance.
         ----------

         22.1 Liability Insurance. The Builder shall, at Builder's sole cost and expense, procure and maintain at all times during the term of this Lease a policy of commercial general liability insurance insuring Builder, and naming AMH as an additional insured, against any liability arising out of the ownership, use, occupancy, or maintenance of the Models and appurtenant areas. Such insurance shall at all times be in an amount of not less than $1,000,000.00 for injury to or death of any one, or more than one, person in any one accident or occurrence, and in an amount of not less than $500,000.00 for liability for property damage. Builder shall provide AMH with certificates of insurance evidencing such insurance coverage prior to the applicable Lease Commencement Date and whenever reasonably requested by AMH. No policy of liability insurance procured by or on behalf of Builder as required hereunder shall be cancelable or subject to reduction of coverage or other modification except at Builder's expense after thirty (30) days prior written notice to AMH by the insurer. All such policies shall be written as primary policies, not contributing with and not in excess of coverage which AMH may carry. Builder shall, within thirty (30) days prior to the expiration of such policy, furnish AMH with evidence of renewals or binders. Builder shall have the right to provide such insurance coverage pursuant to blanket policies obtained by Builder provided such blanket policies expressly afford coverage for the Models and to Builder as required by this Lease.

         22.2 Property Insurance. Builder, at Builder's expense, shall procure and maintain at all times during the term of this Lease a policy or policies of insurance covering loss or damage to the Models in the amount of the full replacement value thereof (exclusive of Builder's trade fixtures and equipment but including all options, extras and upgrades) providing protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, sprinkler leakage and special extended peril (all-risk). Certificates evidencing such insurance shall be delivered to AMH prior to the Lease Commencement Date. Such insurance shall provide for payment of loss thereunder to AMH or secured lenders or partners/financiers as their interests may appear.

         22.3 Waiver of Subrogation. AMH and Builder each hereby waive any and all rights of recovery against the other and against the officers, employees, agents and representatives of the other, on account of loss or damage occasioned to such waiving party of its property or the property of others under its control caused by fire or any of the extended coverage risks described above to the extent that such loss or damage is required to be insured against under this Lease. The insuring party shall, upon obtaining the policies of insurance required under this Lease, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

23.      Damage or Destruction.
         ----------------------

         If a Model is damaged, whether partially or completely, by any casualty at any time during the Lease Term, Builder shall have the option of either (i) repairing such damage and rebuilding the Model at Builder's sole cost and expense (for any costs not covered by insurance) as soon as reasonably possible and this Lease shall continue in full force and effect, or (ii) terminating the Lease by paying the "Release Price" for the Model as set forth in Exhibit "C" hereof. In either event, there shall be no abatement of Rent during any period of repair or reconstruction unless caused by AMH. Furthermore the Model shall be reconstructed to the same plans and specifications as originally constructed and finished in first class, lien free and new condition.

24.      Assignment & Subletting.
         ------------------------

         24.1 AMH's Consent Required. Builder shall not assign, transfer, mortgage, pledge, hypothecate or encumber (referred to collectively as "Assignment") this Lease or any interest herein, and shall not sublet the Models or any part thereof, without the prior written consent of AMH, and any attempt to do so without such consent being first had and obtained shall be wholly void and shall constitute a breach of this Lease, subject to applicable cure and grace periods. The foregoing provisions shall not apply to any Assignment by Builder to any affiliate or successor in interest of Builder, and AMH's consent shall not be required so long as Builder provides AMH with prior notice of such an Assignment. Notice is hereby given of Builder's and Guarantor's intention to form "drop down" subsidiaries to which all assets, liabilities and obligations will be transferred concurrent with the Builder's and Guarantor's merger into Homeplex Mortgage Investment Corporation (Homeplex). Homeplex will sign a guarantee of the lease concurrently with the merger. Notwithstanding any contrary provision herein, AMH shall not unreasonably withhold or delay its consent to any collateral assignment or other encumbrance of the Lease by Builder to any and all institutional lenders with loans secured by interests in the Projects from time to time.

         24.2 No Release of Builder. No consent by AMH to any assignment or subletting by Builder, nor any Assignment to an affiliate of Builder, shall relieve Builder of any obligation to be performed by the Builder under this Lease, whether occurring before or after such consent, assignment, subletting or after Assignment to an affiliate of Builder. The consent by AMH to any assignment or subletting shall not relieve Builder from the obligation to obtain AMH's express written consent to any other assignment or subletting. The acceptance of Rent by AMH from any other person shall not be deemed to be a waiver by AMH of any provision of this Lease or to be a consent to any assignment, subletting or other transfer. Consent to one assignment, subletting or other transfer shall not be deemed to constitute consent to any subsequent assignment, subletting or other transfer.

         24.3 Collateral Assignment by AMH. AMH shall have the right, without obtaining the consent of Builder, to assign this Lease as collateral to secure repayment of financing obtained by AMH. Such an assignment for collateral purposes shall not affect any of the rights and duties of the parties hereunder.

25.      Subordination.
         --------------

         25.1 Generally. This Lease, at AMH's election, shall be subject and subordinate to the lien of any mortgages or deeds of trust in any amount or amounts whatsoever hereafter placed on or against the land or improvements or either thereof, or on or against AMH's interest or estate therein, without the necessity of the execution and delivery of any further instruments on the part of Builder to effectuate such subordination. Such election may be made by AMH by unilaterally recording a declaration of subordination in the official records of the county in which the Models are located. Such recorded, written election shall have the effect of subordinating this Lease to the mortgage or deed of trust described in such election. Any mortgagee or beneficiary of a deed of trust may also elect to have this Lease prior to the lien of its mortgage or deed of trust by giving notice thereof to AMH and to Builder.

         25.2 Subordination Agreements/Non-Disturbance. Builder covenants and agrees to execute and deliver upon demand without charge therefore such further instruments evidencing such subordination of this Lease to such mortgages or deeds of trust as may be reasonably required by AMH. If requested, AMH shall provide Builder with non-disturbance and attornment agreements from secured parties for Builder's execution concurrently with closing and executing the lease.

         25.3 Quiet Enjoyment. AMH covenants and agrees with Builder that upon Builder paying Rent and other monetary sums due under the Lease and performing its covenants and conditions, Builder shall and may peaceably and quietly have, hold and enjoy the Models for the Lease Term.

         25.4 Covenant to Pay. So long as Builder has paid the rent when due, AMH covenants and agrees to pay when due the obligations under all Deeds of Trust encumbering the Models(s) and in the event AMH fails to satisfy any obligation under any said Deed of Trust, Builder shall have the right, but not the obligation, to cure any said default and AMH shall reimburse Builder therefore, immediately on demand. AMH shall give Builder prior written notice of any material modifications to any deed of trust encumbering a model which would materially affect Builder rights under this Lease.

26.      Default; Remedies.
         ------------------

         26.1 Default. The occurrence of any of the following with respect to any Model shall constitute a default of this Lease by Builder with respect to that Model, or, at the election of AMH, with respect to all the Models.

                  26.1.1 Any failure by Builder to pay the Rent under  Paragraph
4.1 and 4.2 above after becoming due, it being understood that BUILDER SHALL HAVE NO GRACE PERIOD AND SUCH FAILURE SHALL BE AN IMMEDIATE DEFAULT HEREUNDER.

                  26.1.2 The abandonment or vacation of a Model by Builder without the written consent of AMH as provided in Paragraph 5.2 above, it being understood, however, that if Builder promptly provides AMH with a Termination Notice in connection with such vacation or abandonment, Builder shall have the right to terminate the Lease for the Model in question, provided that the minimum lease term, as shown on Exhibit "G", has expired or, pursuant and subject to the provisions of Paragraph 5.2 above, in which event Builder shall not be in default hereunder so long as (i) Builder pays AMH the appropriate Release Price for such Model, if applicable, and (ii) Builder remains obligated to pay Rent for such Model (with the Lease for such Model to remain in effect) for a period of at least ninety (90) days beginning on the date the Termination Notice was received by AMH. Builder shall have five (5) days after receiving written notification from AMH to cure the unauthorized abandonment or vacation of a Model by

Builder. If Builder is in default under any provisions of this Paragraph 26, Builder may not terminate, assign or transfer the lease on any unit nor attempt to sell any unit without the prior written consent of AMH.

                  26.1.3 A failure by Builder to observe and perform any other material provisions of this Lease to be observed or performed by Builder with respect to any Model, which failure continues for thirty (30) days after written notification from AMH to Builder of Builder's failure to observe or perform the obligation in question; provided, however, if the nature of such default is such that the same cannot reasonably be cured within such thirty (30) day period, Builder shall not be deemed to be in default if Builder, within such period, commences such cure and thereafter diligently prosecutes the same to completion.

                  26.1.4 A default by Builder of its obligations under the Purchase Agreement, taking into account all applicable grace and cure periods, including without limitation the obligations of Builder set forth in Paragraph 4 therein.

                  26.1.5 The making by Builder of any general assignment or general arrangement for the benefit of creditors; the filing by or against Builder of a petition to have Builder adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Builder, the same is dismissed within sixty
(60) days); the appointment of a trustee or receiver to take possession of substantially all of Builder's assets or of Builder's interest in this Lease, where possession is not restored to Builder within thirty (30) days; or the attachment, execution or other judicial seizure of substantially all of Builder's assets or of Builder's interest in this Lease where such seizure is not discharged within thirty (30) days. Builder may not terminate any lease on any unit while a default exists under this Paragraph 26.1.5.

         26.2 Remedies. In the event of any such default by Builder with respect to any Model, AMH may, at any time after any applicable grace period has expired, exercise any of the following rights and remedies with respect to that Model or with respect to all Models, with notice and demand, and without limiting AMH in the exercise of any right or remedy at law or in equity which AMH may have by reason of such default or breach:

                  26.2.1 Maintain this Lease in full force and effect and recover the Rent and other monetary charges as they become due, without terminating Builder's right to possession, irrespective of whether Builder shall have abandoned the Model or other Models. In the event AMH elects to not terminate the Lease, AMH shall have the right to attempt to re-let the Model or the Models at such rent and upon such conditions and for such a term as AMH deems desirable. In this connection, AMH shall have the right to enter into an agreement to sell the Model or Models, and AMH shall have the right to take all acts necessary to maintain or preserve the Model or Models as AMH deems reasonable and necessary without being deemed to have elected to terminate the Lease, including removal of all persons and property from the Model or Models by lawful means; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Builder. In the event any such reletting occurs, this Lease shall terminate automatically upon the new tenant taking possession of the Model or

Models.   If  AMH  sells  the  Model  or  Models,   the  Lease  shall  terminate
automatically upon the close of escrow for such Model or Models.

                  26.2.2  Terminate  Builder's right to possession of a Model or
Models by any lawful means, in which case this Lease shall terminate and Builder shall immediately surrender possession of the designated Model or Models to AMH. In such event AMH shall be entitled to recover from Builder all damages incurred by AMH by reason of Builder's default including without limitation thereto, the following: (a) the amount of any unpaid Rent which had been earned at the time of such termination by AMH plus interest thereon from the date of the default at the rate of 18% per annum, plus (b) the amount by which the unpaid rent which would have been earned after termination by AMH until the time of award exceeds the amount of such Rental loss that is proved could have been reasonably avoided plus interest on such excess from the date of termination at the rate of eighteen percent (18%) per annum by law; plus (c) the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that is proved could be reasonably avoided by reletting or selling or otherwise; plus (d) any other amount necessary to compensate AMH for all the detriment proximately caused by Builder's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; plus (e) at AMH's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable state law. Upon any such termination and re-entry AMH shall have the right to make any reasonable repairs, alterations or modifications to the Models which AMH in its sole discretion deems reasonable and necessary. As used in clause (c) of the second sentence of this subparagraph, the "worth at the time of award" is computed by discounting future rents payable for the remainder of the Lease Term at the discount rate of the U.S. Federal Reserve bank at the time of award plus one percent (1%).

         26.3 Late Charges. Builder hereby acknowledges that late payment by Builder to AMH of Rent and other sums due hereunder will cause AMH to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on AMH by the terms of any mortgage or trust deed covering the Models. Accordingly, if any installment of Rent or any other sum due from Builder shall not be received by AMH or AMH's designee when due, Builder shall pay to AMH a late charge equal to six percent (6%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs AMH will incur by reason of late payment by Builder. Acceptance of such late charge by AMH shall in no event constitute a waiver of Builder's default with respect to such overdue amount, nor prevent AMH from exercising any of the other rights and remedies granted hereunder.

         26.4 Default by AMH. AMH shall not be in default unless AMH fails to perform obligations required of AMH after receiving notification of such failure from Builder. However, if the cure of the default cannot be completed immediately, AMH shall have a reasonable period of time to complete the cure of such default provided that (a) AMH commences to cure such default immediately upon receipt of Builder's notice, and (b) AMH diligently and without interruption pursues such cure to completion.

         26.5 No Waiver of Remedies. AMH's exercise of any remedy provided for herein with respect to a Model or the Models shall not preclude pursuit of any other remedy provided for herein or of any other remedy provided by law. AMH's exercise of any remedy provided for herein shall not constitute a forfeiture or waiver of any monthly installment of Rent payable to AMH hereunder or of any damages accruing to AMH by reason of Builder's violation of any of the terms, provisions and covenants herein contained. Forbearance by AMH to enforce one or more of the remedies herein provided shall not be deemed or construed to constitute a waiver of any other violation or default. The loss or damage that AMH may suffer by reason of termination of this Lease or the deficiency from any reletting as provided for above shall include the expense of repossession, necessary travel costs from Orange County, California to the Model or Models to take such action as may be required, the costs of Conversion, the costs of (reletting including brokers commissions), marketing costs (including brokers commissions), any necessary alterations or repairs undertaken by AMH following possession, reasonable attorneys fees, and all other damages AMH may incur by reason of such default. The prevailing party in any suit or other action arising out of or in connection with this Lease shall be awarded reasonable attorneys' fees, reasonable expert and non-expert witness costs and expenses, and other reasonable costs and expenses, including reasonable travel costs, incurred in connection with that suit.

27.      Guaranty.
         ---------

         AMH and Builder acknowledge and agree that the delivery by Builder to AMH of a guaranty of Builder's obligations pursuant to the Purchase Agreement and this Lease, executed by the Guarantor identified in Exhibit "F" attached to the Purchase Agreement, is a material consideration for AMH's execution of the Purchase Agreement and this Lease and that AMH would not execute and deliver the Purchase Agreement and this Lease but for such guaranty. Accordingly, concurrently with the execution and delivery of the Purchase Agreement and this Lease by Builder, Builder shall deliver to AMH a written guaranty executed by Guarantor in the form of Exhibit "F" attached to the Purchase Agreement.

28.      Miscellaneous.
         --------------

         28.1 Estoppel Certificate. Builder shall, at any time upon not less than ten (10) days prior written notice from AMH execute, acknowledge and deliver to AMH a statement in writing (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the Rent and other charges are paid in advance, if any, and (b) acknowledging that there are not, to Builder's knowledge, any uncured defaults on the part of AMH hereunder, or specifying such defaults if any are claimed. Any such statement may be conclusively relied upon by a prospective purchaser or encumbrancer of the Model(s). Builder's failure to deliver such statement within such time shall be conclusive upon Builder (a) that this Lease is in full force and effect, without modification except as may be represented by AMH, (b) that there are no uncured defaults in AMH's performances and (c) that not more than one month's

Rent has been paid in advance. If AMH desires to finance or refinance said Models, or any part thereof, Builder hereby agrees to deliver to any lender designated by AMH such public financial statements of Builder as may be reasonably required by such lender. All such financial statements shall be received by AMH in confidence and shall be used only for the purposes herein set forth.

         28.2 Entire Agreement. This instrument along with any exhibits and attachments hereto, and along with the Purchase Agreement and Exhibits thereto, constitutes the entire agreement between AMH and Builder relative to the Models, and this Lease and the exhibits and attachments may be altered, amended or revoked only by an instrument in writing signed by both AMH and Builder. AMH and Builder agree hereby that all prior or contemporaneous oral or written agreements between and among themselves and their agents or representative relative to the leasing of the Models are merged in or revoked by this Lease.

         28.3 Severability. If any term or provision of this Lease shall, to any extent, be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

         28.4 Costs of Suit. Should AMH be made a party to any litigation instituted by any third party against Builder and/or AMH, arising out of AMH's ownership of the models, or for the foreclosure of any lien for labor or material furnished to or for Builder or any such other person acting on behalf of Builder or otherwise arising out of or resulting from any act or transaction of Builder or of any such other person, acting on behalf of the Builder, Builder covenants to save and hold AMH harmless from any judgment rendered against AMH or the Models, or any part thereof, and from all costs and expenses, including reasonable attorneys' fees, incurred by AMH in or in connection with such litigation. Any liens created by AMH shall be the sole responsibility of AMH.

         28.5 Binding Effect; Choice of Law. All of the provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. This Lease shall be deemed executed in the State of California and the laws of the State of California shall govern this Lease. All disputes with Builder shall be resolved in the court of appropriate jurisdiction in the State of California.

         28.6 Surrender of Models. The voluntary or other surrender of this Lease, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of AMH, terminate all or any existing subleases or subtenancies, or may, at the option of AMH, operate as an assignment to it of any or all such subleases or subtenancies.

         28.7 Holding Over. If Builder remains in possession of all or any part of the Models after the expiration of the Lease Term hereof, with or without the express or implied consent of AMH, such tenancy shall be from month to month only, and not a renewal hereof or an extension for any further term, and in such case, Rent and other monetary sums due hereunder shall be payable in the amount and at the time specified in this Lease and such month to month tenancy shall be subject to every other term, covenant and agreement contained herein. Notwithstanding anything contained in the immediately preceding sentence but subject to paragraph 5.2.1 above, after the expiration of the Lease Term with respect to any Model, AMH may terminate Builder's tenancy in that Model by giving Builder ten (10) days written notice of the termination.

         28.8 Recording. Builder shall not record this Lease nor a memorandum of this Lease, and such recordation shall, at the option of AMH, constitute a non-curable default of Builder hereunder.

         28.9 Notices. All notices, requests, demands and other communication given or required to be given hereunder shall be in writing and personally delivered or sent by United States registered or certified mail, return receipt requested, or sent by nationally recognized courier service such as Federal Express. The parties may also deliver notices to each other by electronically transmitted facsimile copies ("FAX"). Notices shall be addressed to the parties to the respective addresses set forth below. Delivery of any notice or other communication hereunder shall be deemed made on the date of actual delivery thereof to the address of the addressee, if personally delivered, and on the date indicated in the return receipt or courier's records as the date of delivery or as the date of first attempted delivery, if sent by mail or courier service. Any notice sent by FAX shall be deemed to be received as of the receipt of such FAX by a party, provided that such FAX notice is followed up within twenty-four (24) hours by any type of notice otherwise provided for in this Paragraph 28.9. Any party may change its address for purposes of this Paragraph
28.9 by giving notice to the other party as herein provided.

         TO BUILDER:       MONTEREY HOME CORPORATION
                           6613 Scottsdale Road
                           Suite 200
                           Scottsdale, AZ  85250
                           Attn:   Larry Seay
                           (602) 998-8700 (PHONE)    (602) 998-9162 (FAX)

                           and

                           Tim White
                           Tiffany and Bosco
                           500 Dial Tower
                           1800 North Central Avenue
                           Phoenix, Arizona 85004
                           (602) 255-6000
                           (602)255-0103 FAX

         TO AMH:           c/o AMHM-1, L.P.
                           6 Upper Newport Plaza
                           Newport Beach, CA  92660
                           Attn:  Tim Jagemann
                           (714) 252-8350 (PHONE)    (714) 252-0828 (FAX)

         28.10 Time. Time is of the essence of this Lease with respect to the performance of every provision of the Lease in which time of performance is a factor.

         28.11 Reasonableness. Whenever this Lease permits any party the right to request or require documents or other information, such party shall act reasonably and in good faith.


         IN WITNESS WHEREOF, AMH and Builder have each executed this Lease as of the date first indicated above.

                  AMH:           AMHM-1, L.P., a California limited partnership

Date of Execution:               By: AMHW Corp., a California corporation
 Dec. 20, 1996                   General Partner
---------------

                                 By: /s/ Paul N. Donnelly
                                   --------------------------------------------
                                          Paul N. Donnelly, President

                                 By: /s/ Tim Jagemann
                                   --------------------------------------------
                                          Tim Jagemann, Executive Vice President

                  BUILDER:       MONTEREY HOMES ARIZONA II, INC.
                                          an Arizona Corporation


Date of Execution:               By: /s/ Larry Seay VP
 12/20/96                          --------------------------------------------
---------------                          Larry Seay, Vice President

                                 By: /s/ Clyde Dinnell
                                   --------------------------------------------
                                         Clyde Dinnell

                                List of Exhibits
                                ----------------

Exhibit "A"       Model Chart and Purchase Price Schedule

Exhibit "B"       Early Termination Release Prices

Exhibit "C"       Form of Sales Report

Exhibit "D"       Form of Acknowledgment of Lease Term Expiration

Exhibit "E"       Buyer's Addendum #1 to Real Estate Purchase Contract

Exhibit "F"       Guarantee

Exhibit "G"       Minimum Lease Term and Termination Schedule

Exhibit "H"       Hazardous Materials Laws and Hazardous Materials Definition

                                   Model Chart
                                  Phoenix - 1
                                  Exhibit "A"
                                    MONTERY

AMH / Monterey Homes - Phoenix
                                                                                                   Annual Rent
House               Model    Plan  Lot                                                              Total AMH    LIBOR +    Lease
 #   Subdivision    Name      #     #        Address                  Town          State Sq. Ft.     AMH       640 b.p.    Term
                                                                                                     Price    Monthly Rent
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 12.0%
                                                                                                                  (1)
1    Canada Vistas Cancun    9312  16   8853 E. Calle Del Palo Verde  Scottsdale     AZ   2,905   $   355,000   $ 3,550   6 Months
2    Grayhawk      Siena     9525  112  21055 N. 73rd Place           Scottsdale     AZ   2,885   $   260,000   $ 2,600   1 Year (2)
------------------------------------------------------------------------------------------------------------------------
3    Palos Verdes  Valencia  9527  3    5122 E. Wallace Avenue        Phoenix        AZ   3,047   $   270,000   $ 2,700   6 Months
4    Palos Verdes  Montecito 9522  5    5114 E. Wallace Avenue        Phoenix        AZ   2,298   $   200,000   $ 2,000   6 Months
------------------------------------------------------------------------------------------------------------------------
5    Sunridge      Veracruz  9317  25   13637 N. Mesquite Lane        Fountain Hills AZ   3,710   $   440,000   $ 4,440   1 Year (2)
------------------------------------------------------------------------------------------------------------------------
                                     PHOENIX TOTAL                                       14,845   $ 1,525,000   $15,250

AMH / Monterey Homes - TUCSON


                                                                                                          Annual Rent
House               Model      Plan   Lot                                                        Total      LIBOR +       Lease
 #     Subdivision  Name        #      #                Address           Town   State Sq. Ft.    AMH       640 b.p.      Term
                                                                                                 Price    Monthly Rent
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             12.0%
                                                                                                              (1)
1      The Estates  Ventana    9403    38   2650 N. Castle Rock Drive    Tucson   AZ    4,279   $405,000    $4,050      1 Year (2)
2      The Estates  Taos       9402    39   2670 N. Castle Rock Drive    Tucson   AZ    3,672   $435,000    $4,350      1 Year (2)
--------------------------------------------------------------------------------------------------------------------
3      The Retreat  Palazzo    9523   360   2273 N. Split Rock Place     Tucson   AZ    2,372   $225,000    $2,250      1 Year (2)
4      The Retreat  Valencia   9526   361   2257 N. Split Rock Place     Tucson   AZ    3,047   $290,000    $2,900      1 Year (2)
5      The Retreat  Flores     9521   362   2241 N. Split Rock Place     Tucson   AZ    1,968   $230,000    $2,700      1 Year (2)
6      The Retreat  Montecito  9522   363   2225 N. Split Rock Place     Tucson   AZ    2,298   $220,000    $2,200      1 Year (2)
--------------------------------------------------------------------------------------------------------------------
7      The Park     Barbados   9311   305   2241 N. Catalina Vista Loop  Tucson   AZ    2,630   $260,000    $2,600        1 Year
8      The Park     Veracruz   9317   306   2229 N. Catalina Vista Loop  Tucson   AZ    3,710   $355,000    $3,550        1 Year
9      The Park     Cancun     9312   307   2217 N. Catalina Vista Loop  Tucson   AZ    2,905   $280,000    $2,800        1 Year
--------------------------------------------------------------------------------------------------------------------
                                          TUCSON  TOTAL                                26,881 $2,700,000   $27,000
--------------------------------------------------------------------------------------------------------------------
                                          MONTEREY TOTAL                               41,726 $4,225,000   $42,250


(1) Start rate of 11.5% annual rate for initial 3 months, then adjustable monthly based on 90 LIBOR + 650 basis points
(2)  Lease term of one (1) year plus up to two (2) six (6) month options

                                 Monterey Homes
                                  Phoenix - 1
                                  Exhibit "B"
                                     L8EX6

AMH / Monterey Homes - Phoenix
                                                                                                                 Early       Minimum
House                     Model        Plan     Lot                                                           Termination     Sales
 #     Subdivision        Name          #        #              Address                  Town          State     Price        Price
------------------------------------------------------------------------------------------------------------------------------------
 1     Canada Vistas      Cancun       9312     16     8853 E. Calle Del Palo Verde     Scottsdale       AZ     $405,000    $400,000
 2     Grayhawk           Siena        9525     112    21055 N. 73rd Place              Scottsdale       AZ     $305,000    $300,000
 3     Palos Verdes       Valencia     9527     3      5122 E. Wallace Avenue           Phoenix          AZ     $305,000    $300,000
 4     Palos Verdes       Montecito    9522     5      5114 E. Wallace Avenue           Phoenix          AZ     $235,000    $230,000
 5     Sunridge Canyon    Veracruz     9317     25     13637 N. Mesquite Lane           Fountain  Hills  AZ     $495,000    $490,000

AMH / Monterey Homes - Tucson
                                                                                                                  (1)         (2)
                                                                                                                 Early      Minimum
House                     Model        Plan     Lot                                                           Termination    Sales
 #      Subdivision       Name          #        #             Address                  Town           State     Price       Price
------------------------------------------------------------------------------------------------------------------------------------
1      The Estates        Ventana      9403       38   2650 N. Castle Rock Drive        Tucson         AZ         (1)         (2)
2      The Estates        Taos         9402       39   2670 N. Castle Rock Drive        Tucson         AZ         (1)         (2)
3      The Retreat        Palazzo      9523      360   2273 N. Split Rock Place         Tucson         AZ         (1)         (2)
4      The Retreat        Valencia     9526      361   2257 N. Split Rock Place         Tucson         AZ         (1)         (2)
5      The Retreat        Flores       9521      362   2241 N. Split Rock Place         Tucson         AZ         (1)         (2)
6      The Retreat        Montecito    9522      363   2225 N. Split Rock Place         Tucson         AZ         (1)         (2)
7      The Park           Barbados     9311      305   2241 N. Catalina Vista Loop      Tucson         AZ         (1)         (2)
8      The Park           Veracruz     9317      306   2229 N. Catalina Vista Loop      Tucson         AZ         (1)         (2)
9      The Park           Cancun       9312      307   2217 N. Catalina Vista Loop      Tucson         AZ         (1)         (2)

(1) Appraised value as determined by independent apprisal at the time of Lease Termination Notice, plus $5,000.00

(2) Appraised value as determined by independent appraisal at the time of Lease Termination Notice.

                                  EXHIBIT "C"


                                   [OMITTED]

                                   EXHIBIT "D"


                 FORM OF ACKNOWLEDGMENT OF LEASE TERM EXPIRATION


                                          House No. ____________________________

                                          Builder: _____________________________

                                          City: ________________________________

1.       City: _________________________________________________________________

2.       Name of Project: ______________________________________________________

3.       Legal Description:

________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________


The Lease Expiration Date for the Model described above was or will be the _____day of _____________, 19____.

Dated: ___________________________

AMHM-1, L.P., a California                  MONTEREY HOMES ARIZONA II, INC.
limited partnership                         an Arizona Corporation

By:      AMHW Corp., a California           By: _____________________________
         corporation,                       Its: _____________________________
         its general partner

         By: _____________________________  By: _____________________________
         Its: _____________________________ Its: _____________________________

                                   EXHIBIT "E"

                  Addendum #1 to Real Estate Purchase Contract
                  --------------------------------------------

This Addendum, when executed together with the Real Estate Purchase Contract (the "Contract") will further describe the terms and understandings between Buyer and Seller concerning the property at:

         Address:_____________________________________________________

IMPORTANT: The Terms and Conditions of This Addendum Shall Supersede Any Terms and Conditions to the Contrary in the Real Estate Purchase Contract:

1. Buyer understands that the above referenced property has been used as a model home and / or sales facility by Monterey Homes ("Builder"). Considering the purpose of a display model home, Buyer understands that although the home has not been used as a residence, there is a certain amount of wear and / or use that prevents Seller from warranting this property as a new home.

2. Since the model may have been constructed with certain options, features and landscaping, along with decorator items which are not available through the Builder and, since the date these items were installed, there exists the possibility that these options or items have been changed or discontinued due to availability, the Seller cannot warrant or be responsible for replacement of these items other than what is specifically written in the Agreement.

3. Seller agrees to provide the Buyer with a one-year home warranty effective upon closing or settlement and the remainder of the Builder's structural warranty applicable to the home, if any. The one-year warranty shall be either a commercially available warranty from a reliable company selected by Seller or the Builder's warranty. The terms and Conditions of the warranty(s) shall be per the Warranty Booklet(s) issued to Buyer at settlement or close of escrow.

4.       EXTERIOR

         LANDSCAPING - Builder may have installed and maintained various types of trees and shrubs and ground cover. There is no warranty on any landscaping items. Seller agrees to maintain the property in a diligent manner up to closing or settlement. Any necessary replacement of trees, shrubs, plants or grass during the escrow period will be at the sole discretion of the Seller. Replacements may not be restricted to same size or type of landscaping being replaced.

         SPRINKLER SYSTEM - Underground sprinkler systems and related devices are not covered by warranty and are the sole responsibility of Buyer from close of escrow. Any adjustments or changes in the system after closing or settlement are the Buyer's responsibility.

         CONCRETE DRIVES, WALKS AND PATIOS - Buyer accepts "AS IS".

         LIGHTING-Builder may have attached additional exterior lights for display purposes. Seller will warrant these as pa rt of the standard one year warranty. Other lighting not attached to the home will be removed at the Builder's discretion and electrical capped off. Exterior light bulbs or globes are not warranted.

5.       INTERIOR

         SALES OFFICES AND DESIGN CENTERS - If areas of the interior of the home have been used as a sales office, design center or other model related use, Seller will make modifications to the space to conform with production homes of the same model and such work shall be complete at the time of closing or settlement.

         HARD FLOOR COVERING & CARPETING - Since the model homes receive a great amount of foot traffic from interested buyers, there is no warranty coverage for minor wear, stains, scratches or discoloration due to fading. The carpet will be professionally cleaned prior to closing or settlement for your convenience.

         WALLS - The models may be displayed with various types of wall treatments, including special decorator paints, wallpaper, paneling, built-in shelves, draperies or partial window coverings. The wallpaper and paneling will be accepted "AS IS". Cabinets and countertops throughout the home will be accepted "AS IS" with Buyer's acknowledgment that minor wear, scratches or discoloration could exist. Buyer understands that nails or nail holes for pictures do exist and there is possible fading around non-permanent wall decorations which are not included in this sale. Built-in units are accepted "AS IS" and are not the responsibility of Seller past closing or settlement. Draperies and window coverings are decorator items. Buyer understands that some are functional and some may not be functional but decorative only. Buyer accepts these items "AS IS". Buyer should be aware that installation of these window coverings might not support any additional draperies without reinforcements of rods to the wall. Walls painted any other than Builder's standard "white" may not be accurately matched and will not be touched up prior to closing or settlement. Any repairs by Seller that involve or affect a decorator treatment will not obligate Seller to match or replace that treatment.
Seller may make substitutions at Seller's discretion.

6. GARAGE - If the garage has been used as a sales office or for some other model related use, Seller will make modifications to conform with normal production homes and such work shall be complete at the time of closing or settlement.

7. FENCING - Seller will provide rear yard fencing to conform with Builder's normal fencing policy, if any. Material will be the same as included in production homes delivered by Builder and the work shall be complete at time of close of escrow or settlement.

8. MISCELLANEOUS - Buyer understands that for security or control purposes Builder has made some modifications to the property or home. These include, but are not limited to: windows screwed shut, installation of additional walks and installation of wrought iron trap fences in the front yards. Seller will remove screws from windows, remove additional walkways in front yard and trap fences. Minor touch up will be done at Seller's discretion and is not an obligation of Seller. Builder may have obtained various use permits or variances from local governing bodies to merchandise the model homes. Buyer agrees to hold Seller harmless in their application or use by Buyer. Buyer agrees to allow Seller to change any item required by governing agencies to conform to code.



AGREED AND ACCEPTED:

SELLER.-   AMHM-1, L. P.                         BUYER:_______________________

By:      AMHW Corp.                                    _______________________
Its:     General Partner

By:______________________________

Its:_____________________________

         IN WITNESS WHEREOF, the parties have executed this Guarantee as of the date and year first set forth above.

                                  AMHM-1, L.P., a California limited partnership

                                  By: AMHW CORP., a California corporation its general partner

                                             By:________________________________

                                             Its:_______________________________

Guarantor:                          MONTEREY HOMES CONSTRUCTION II, INC.
                                    an Arizona Corporation

                                    By:_________________________________________

                                    Its:________________________________________


                                    By:_________________________________________

                                    Its:________________________________________


                                    MONTEREY HOMES CONSTRUCTION I, INC.
                                    an Arizona Corporation

                                    By:_________________________________________

                                    Its:________________________________________


                                    By:_________________________________________

                                    Its:________________________________________


Signature blocks continued on page five and incorporated as part of this agreement.

                                    MONTEREY HOMES CORPORATION
                                    an Arizona Corporation

                                    By:_________________________________________

                                    Its:________________________________________


                                    By:_________________________________________

                                    Its:________________________________________

                                   Exhibit "F"

                                              Transaction No.:       22
                                                      Builder:       Monterey
                                                         City:       Phoenix, AZ
                                                                     Tucson, AZ



                               GUARANTEE AGREEMENT

This Guarantee Agreement ("Guarantee") is made and entered into this ________ day of December, 1996, by and between AMHM-1, L.P., a California limited partnership ("AMH") and MONTEREY HOMES CONSTRUCTION II, INC., and to be executed by MONTEREY HOMES CONSTRUCTION I, INC., and MONTEREY HOMES CORPORATION, Arizona Corporations upon consummation of the merger ("Guarantor").

                                    RECITALS

A. AMH has entered into a certain Revolving Model Home Purchase Agreement and a Revolving Model Home Lease Back Agreement with Monterey Homes Arizona II, Inc., an Arizona corporation (the "Purchase Agreement", the "Lease", and "Builder"). The Purchase Agreement and the Lease to which this Guarantee relates are designated by the same Transaction Number as this Guarantee.

B. The parties have agreed that Guarantor, which is the parent, affiliate or successor in interest of Builder, shall guarantee all the obligations of Builder under the Purchase Agreement and the Lease.

Now therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

         1. Independent and Unconditional Guarantee. Guarantor hereby independently and unconditionally guarantees all the obligations of the Builder under the Purchase Agreement and the Lease. This Guarantee creates joint and several liabilities and obligations. AMH need not first make demand upon Builder nor shall AMH be required to exercise or exhaust any rights or remedies against Builder under the Purchase Agreement or the Lease Agreement prior to seeking to enforce the same against Guarantor.

         2. Independent Remedies Against Guarantor. If Builder fails to remedy any default in the Purchase Agreement or Lease, AMH may pursue any remedies at law or in equity against Guarantor, without having to proceed first against Builder, and Guarantor shall be jointly and severally liable to AMH with Builder for all expenses, including attorneys' fees incurred by AMH and all amounts paid by AMH in taking any such action or obtaining the performance of Builder or Guarantor.

         3. No Releases. AMH and Builder may without notice to or the consent of Guarantor, at any time and from time to time (a) amend any provision of the Purchase Agreement or the Lease or any other documents evidencing the obligations of Builder under the Purchase Agreement or Lease, or (b) make any agreement with Builder to compromise, discharge or release Builder from any obligations under the Purchase Agreement or the Lease, and the guarantee made by Guarantor shall not be impaired or affected by any of the foregoing. Guarantor hereby waives any and all legal requirements that AMH institute any action or proceeding at law or in equity against Builder prior to proceeding to enforce this Guarantee as a condition precedent to bringing an action against the Guarantor pursuant to this Guarantee. Until all obligations of Builder under the Lease have been fulfilled in every way, Guarantor shall not be released by any act or thing which might, but for this Guarantee, be deemed a legal or equitable discharge of a surety including any act by AMH which might have the effect of destroying Guarantor's rights of subrogation against Builder, or by reason of any waiver, extension, modification, forbearance or delay of AMH or its failure to proceed promptly or otherwise against either Builder or Guarantor. Guarantor hereby expressly waives and surrenders any defense to this liability under this Guarantee based upon any of the foregoing acts, things, agreements or waivers.

         4. Cumulative Remedies. All remedies afforded to AMH by reason of this Guarantee are separate and cumulative remedies and none of such remedies, whether exercised by AMH or not, shall be deemed to be in exclusion of any one of the other remedies available to AMH, and shall not in any way limit or prejudice any other legal or equitable remedy available to AMH.

         5. Release Upon Satisfaction of Obligations. Notwithstanding anything herein contained, this Guarantee shall become null and void upon the satisfaction of all duties of Builder under the Purchase Agreement and the Lease, at which time, AMH shall return all original copies of this Guarantee to Guarantor and deliver to Guarantor such instrument of release as Guarantor may reasonably request.

         6. Notices. All notices, requests, demands and other communication given or required to be given hereunder shall be in writing and personally delivered or sent by United States registered mail, return receipt requested, or sent by nationally recognized courier service such as Federal Express. The parties may also deliver notices to each other by electronically transmitted facsimile copies ("Fax"). Notices shall be addressed as follows:

         To AMH:                         c/o AMHM-1, L.P.
                                         6 Upper Newport Plaza
                                         Newport Beach, CA  92660
                                         ATTN.:   Tim Jagemann
                                         (714) 252-8350;  (714) 252-0828 (Fax)

         To Guarantor:                   Monterey Home Corporation
                                         6613 Scottsdale Road, Suite 200
                                         Scottsdale, AZ  85250
                                         ATTN.:     Larry Seay
                                         (602) 998-8700
                                         (602) 998-9162 (FAX)

                                                  and

                                         Tim White
                                         Tiffany and Bosco
                                         500 Dial Tower
                                         1800 North Central Avenue
                                         Phoenix, AZ 85004
                                         (602)255-6000
                                         (602)255-0103 (FAX)

Delivery of any notice or other communication hereunder shall be deemed made on the date of actual delivery thereof to the address of the addressee, if personally delivered, and on the date indicated in the return receipt or courier's records as the date of delivery or as the date of first attempted delivery, if sent by mail or courier service. Any notice sent by FAX shall be deemed to be received as of the receipt of such FAX by a party, provided that, such FAX notice is followed up within twenty-four (24) hours by any type of notice otherwise provided for in this Paragraph. Any party may change its address for purposes of this Paragraph by giving notice to the other party as herein provided.

         7. Choice of Law. This Guarantee is and shall be deemed to be a contract entered into pursuant to the laws of the State of California and shall in all respects be governed, construed, applied and enforced in accordance with the laws thereof. All disputes shall be resolved in a court of law in Orange County, California.

         8. Successors and Assigns. This Guarantee shall inure to the benefit of AMH and the successors and assigns of AMH in and to that property which is the subject of the Purchase Agreement and the Lease. No consent of either Builder or Guarantor is required for any assignment by AMH of its rights in and to such property. This Guarantee shall be binding upon the successors and assigns of Guarantor.

         9. Counterpart Execution. This Guarantee may be executed in two or more counterpart copies, all of which when taken together, shall constitute original copies and one and the same document.

         IN WITNESS WHEREOF, the parties have executed this Guarantee as of the date and year first set forth above.

                                 AMHM-1, L.P., a California limited partnership

                                 By:   AMHW CORP., a California corporation
                                        its general partner

                                        By:        _____________________________

                                        Its:       _____________________________

         Guarantor:              MONTEREY HOMES CONSTRUCTION II, INC.
                                 an Arizona Corporation

                                 By:      _________________________________

                                 Its:     _________________________________


                                 By:      _________________________________

                                 Its:     _________________________________


                                 MONTEREY HOMES CONSTRUCTION I, INC.
                                 an Arizona Corporation

                                 By:      _________________________________

                                 Its:     _________________________________


                                 By:      _________________________________

                                 Its:     _________________________________



signature blocks continued on page five and incorporated as part of this agreement.

                                 MONTEREY HOMES CORPORATION
                                 an Arizona Corporation

                                 By:      _________________________________

                                 Its:     _________________________________


                                 By:      _________________________________

                                 Its:     _________________________________

                                   EXHIBIT "G"

                  Estimated Lease Term and Termination Schedule

                                                                                Estimated
                                                                                Lease            Maximum
                           Model                                                Termination      Mandatory
         Project           Name             Address                             Date             Lease Term*
         -------           ----             -------                             ----             -----------

1.       Canada Vistas     Cancun           8853 E. Calle Del Palo Verde, Phoenix 07/01/97         6 Months

2.       Grayhawk          Siena            21055 N. 73rd Place, Scottsdale       07/01/98         12 Months

3.       Palos Verdes      Valencia         5122 E. Wallace Avenue, Scottsdale    07/01/97         6 Months

4.       Palos Verdes      Montecito        5114 E. Wallace Avenue, Scottsdale    07/01/97         6 Months

5.       Sunridge Cyn      Veracruz         13637 N. Mesquite Lane, Fountain Hls  07/01/98         12 Months

6.       The Estates       Ventana          2650 N. Castle Rock Drive, Tucson     07/01/98         12 Months

7.       The Estates       Taos             2670 N. Castle Rock Drive, Tucson     07/01/98         12 Months

8.       The Retreat       Palazzo          2273 N. Split Rock Place, Tucson      07/01/98         12 Months

9.       The Retreat       Valencia         2257 N. Split Rock Place, Tucson      07/01/98         12 Months

10.      The Retreat       Flores           2241 N. Split Rock Place, Tucson      07/01/98         12 Months

11.      The Retreat       Montecito        2225 N. Split Rock Place, Tucson      07/01/98         12 Months

12.      The Park          Babados          2241 N. Catalina Vista Loop, Tucson   01/01/98         1 Year

13.      The Park          Veracruz         2229 N. Catalina Vista Loop, Tucson   01/01/98         1 Year

14.      The Park          Cancun           2217 N. Catalina Vista Loop, Tucson   01/01/98         1 Year

*  The lease may be terminated at Builder's option, subject to Section 5.2.  Maximum lease term is three (3)
years.

                                   Exhibit "H"


         "Hazardous Materials Laws" shall mean all federal, state and local laws, ordinances, rules and regulations now and hereafter in force, as amended from time to time, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes the Comprehensive Environmental Response, Compensation and Liability act of 1980, 42 U.S.C. ss. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901, et seq., the Clean Water Act, 33 U.S.C. ss. 1251, et seq.

         "Hazardous Materials" shall mean any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant, or words of similar import, in any of the Environmental Laws, and includes asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity.